AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of the
30th day of June, 1999, by and among EyeCity.com, Inc. ("EyeCity.com"), a Delaware corporation, SunglassSite, Inc. ("Subsidiary"), a Delaware corporation, SunSource Technology, Inc. ("SunSource"), a Florida corporation, and G. Robert Wilson ("Wilson"), an individual residing at 1508 Seagull Drive, Palm Harbor, Florida, 34685.

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of each of EyeCity.com and SunSource have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein and in the Certificate of Merger required to be filed under Delaware and Florida law, pursuant to which SunSource will, subject to the terms and conditions set forth herein, merge with and into Subsidiary (the "Merger") so that, upon the Merger, Subsidiary will be the surviving entity and a wholly owned subsidiary of EyeCity.com. Upon the effectiveness of the Merger, all the outstanding capital stock of SunSource will be cancelled and retired in exchange for the consideration provided for in Section 2.03 hereof;

            WHEREAS, the Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of Section 368(a)(2)(D) of the Code; and

            WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   Article I.

                                   DEFINITIONS

            For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

            "Commission" means the Securities and Exchange Commission.

            "Environment" means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

            "Environmental Condition" means any condition with respect to the Environment on any Facility, whether or not yet discovered, which could or does result in any Losses (as defined in Section 9.01 hereof), including any condition resulting from the operation of the business of SunSource or the operation of the business of any subtenant or occupant of any Facility.

            "Environmental Laws" means all Governmental Rules relating to injury to, or the protection of, real or personal property or human health or the Environment as such Governmental Rules are or were in effect prior to the Closing Date, including, without limitation, all valid and lawful requirements of courts and other Governmental Bodies pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

            "EyeCity.com Stock" means the Common Stock, par value $0.001 per share, of EyeCity.com.

            "Facility" means any facility which is now or has heretofore been owned, used or operated by SunSource.

            "GAAP" means generally accepted accounting principles in the U.S. in effect from time to time.

            "Governmental Body" means any federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof (including, without limitation, environmental protection, planning and zoning), or any quasi-governmental or private body exercising any regulatory authority thereunder (including, without limitation, Network Solutions, Inc.) and any person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

            "Governmental Rules" means any statute, law, treaty, rule, code, ordinance, regulation, policy, permit, certificate or order of any Governmental Body or any judgment, decree, injunction, writ, order or like action of any Governmental Body, including without limitation any of the foregoing relating to the sale, marketing and/or distribution of eyewear, corrective lenses and/or any optical product or accessory over the internet or otherwise.

            "Hazardous Substances" means any substance:

                  (a) the presence of which requires notification, investigation or remediation under any Environmental Law as in effect prior to the Closing Date;

                  (b) which prior to the Closing Date is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which or from which SunSource conducts or has conducted its business;

                  (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Body under Environmental Laws prior to the Closing Date;

                  (d) which, without limitation, contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

                  (e) which, without limitation, contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

                  (f) which, without limitation, contains or emits radioactive particles, waves or materials, including radon gas.

            "Lien" means any mortgage, charge, pledge, lien, security interest, claim, encumbrance or restriction of any kind or nature.

            "Net Sales" means gross sales less chargebacks (which are estimated at 2% of gross sales but are not calculated until two months subsequent to the close of any calendar month) and returns.

            "Promissory Note" shall have the meaning ascribed thereto in Section 2.03(b).

            "Release" means a general release, in substantially the form of Exhibit C hereto, to be executed by Wilson and each of the directors and officers of SunSource in favor of Subsidiary.

            "Securities Act" means the Securities Act of 1933, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

            "Tax" or "Taxes" shall mean all federal, state, local or foreign income, capital gains, profits, gross receipts, payroll, capital stock, franchise, employment, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, mining, value added, investment credit recapture, alternative or add-on minimum, environmental, estimated or other taxes, fees, imposts, levies, duties or assessments of any kind, including any interest, penalty and additions imposed with respect to such amounts.

            "Tax Authority" shall mean any federal, national, foreign, state, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.

            "Tax Returns" shall mean all returns, reports, declarations, estimates, information returns and statements (including schedules attached thereto) required to be filed with or supplied to a Tax Authority with respect to Taxes.

                                  Article II.

                                PURCHASE AND SALE

            Section 2.01 The Merger. (a) Upon the terms and subject to the conditions hereof and in accordance with Section 252 of the Delaware General Corporation Law (the "DGCL") and Sections 607.1107 and 607.1108 of the Florida Business Corporation Act (the "FBCA"), as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article V and Article VI hereof, but in no event later than June 30, 1999, the closing (the "Closing") of the Merger shall take place at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York, or such other place and at such time as the parties shall agree in writing (the "Closing Date").

            (b) Concurrently with the Closing, (i) a certificate of merger (the "Certificate of Merger"), in form and substance reasonably satisfactory to EyeCity.com and SunSource, providing for the merger of SunSource with and into Subsidiary, shall be duly prepared, executed and filed by EyeCity.com, as the sole shareholder of the surviving corporation (the "Surviving Corporation"), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (ii) the appropriate officers of SunSource and Subsidiary shall execute and acknowledge the articles of merger required by
Section 607.1105 of the FBCA (the "Florida Certificate"), and it shall be filed with the Secretary of State of the State of Florida in accordance with the FBCA, and the Merger shall become effective upon completion of the latest of such filings as are required under the DGCL and the FBCA. The date and time the Merger becomes effective is referred to herein as the "Effective Time."

            Section 2.02 Effects of the Merger. (a) The Merger shall have the effects set forth in the DGCL and the FBCA and as hereinafter set forth. Following the Merger, the Surviving Corporation shall (i) continue its corporate existence under the laws of the State of Delaware, (ii) continue to be a wholly owned subsidiary of EyeCity.com, (iii) use the name "SunglassSite, Inc." and
(iv) succeed to all rights, assets, liabilities and obligations of SunSource in accordance with the DGCL and the FBCA. At the Effective Time, pursuant to
Section 259 of the DGCL and Section 607.1106 of the FBCA, the separate existence of SunSource shall cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of SunSource and shall be subject to all the debts and liabilities of SunSource in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all Liens upon the property of SunSource shall be preserved unimpaired, provided that such Liens upon property of SunSource shall be limited to the property affected thereby immediately prior to the time the Merger is effective. Any action or proceeding pending by or against SunSource may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

            (b) At the Effective Time, each share of common stock of SunSource issued and outstanding immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holder thereof, be cancelled and retired.

            Section 2.03 Merger Consideration. At the Effective Time, all of the collective shares of common stock, $25.00 par value, of SunSource (the "SunSource Common Stock") issued and outstanding immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holder thereof, be converted into the right to receive the following aggregate consideration (the "Merger Consideration"):

            (a) $212,500 in immediately available funds;

            (b) a promissory note for the principal amount of $212,500, substantially in the form of Exhibit A hereto (the "Promissory Note"), which note shall be unsecured, payable in full on the earlier of (i) the first anniversary of the Closing or (ii) consummation by EyeCity.com of a public offering transaction for gross proceeds of at least $10,000,000; and

            (c) 283,334 shares of EyeCity.com Stock (the "Transferred Shares"), 66,667 of which will be held in escrow, pursuant to an escrow agreement (the "Escrow Agreement"), substantially in the form of Exhibit D hereto, which the parties shall enter into on the Closing Date, for a period of six months following the Closing Date, as security for the representations, warranties and covenants made by Wilson and SunSource in this Agreement.

            Section 2.04 Directors and Officers, Articles of Incorporation; By-laws. At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of Mark Levin and Mark Suroff, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation. The Articles of Incorporation and By-laws of Subsidiary at the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their respective terms and applicable law.

            Section 2.05 Reorganization. The parties intend that the Merger be treated as a plan of reorganization under Section 368(a)(1)(A) and 368(a)(2)(D) of the Code. The EyeCity.com Stock issued in the Merger will be issued solely in exchange for the SunSource Common Stock, and no other transaction (other than the Merger and as provided in this Agreement) is intended to be an adjustment to the consideration paid for the SunSource Common Stock. The parties intend that, aside from that portion of the Merger Consideration set forth in Section 2.03(a) and (b), no consideration that could constitute "other property" within the meaning of Section 356(a) of the Code is being transferred by EyeCity.com for the purchased shares of SunSource Common Stock. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Section 2.05 unless otherwise required by a final and binding determination or resolution of a Governmental Body with appropriate jurisdiction, and each party agrees to promptly notify the other party of any assertion by any taxing authority of any position that is inconsistent with this
Section 2.05.

                                  Article III.

             REPRESENTATIONS AND WARRANTIES OF WILSON AND SUNSOURCE

            Wilson and SunSource, jointly and severally, represent and warrant to EyeCity.com and Subsidiary, that:

            Section 3.01 Organization and Good Standing. SunSource is and at the Closing will be a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has and will have the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

            Section 3.02 Foreign Qualification. SunSource is not licensed or qualified to do business as a foreign corporation in any jurisdiction, and the character and location of the assets owned or leased by SunSource and, to the best knowledge of SunSource and Wilson, the nature or conduct of SunSource's business as it is now being conducted do not make any such license or qualification necessary.

            Section 3.03 Capitalization; Authority of Seller. (a) Wilson is the sole shareholder of SunSource and has good and valid title to all issued and outstanding shares of SunSource Common Stock free and clear of all Liens.

            (b) Wilson and SunSource each have the power and authority to execute and deliver this Agreement, the Release, substantially in the form of Exhibit C hereto, to be executed by Wilson and each of the directors and officers of SunSource in favor of Subsidiary, and all other documents hereby and thereby contemplated to be executed by Wilson and/or SunSource to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and all other documents hereby contemplated to be executed by Wilson and/or SunSource has been, and the consummation by Wilson and SunSource of the transactions hereby and thereby contemplated has been, duly authorized by all necessary action, corporate or otherwise, of Wilson and/or SunSource, as applicable. Wilson is the sole shareholder of SunSource. The Board of Directors and Wilson, as sole shareholder of SunSource, have authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement and all other documents hereby contemplated to be executed by Wilson and/or SunSource constitute the legal, valid and binding obligations of Wilson and/or SunSource, as applicable, enforceable against Wilson and/or SunSource, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditor's rights.

            Section 3.04 Corporate Instruments. Wilson has heretofore made available to EyeCity.com true and complete copies of the existing Certificate of Incorporation, the By-laws and the stock transfer books of SunSource.

            Section 3.05 Capitalization; Options; Common Stock. (a) SunSource is authorized to issue only 1,500 shares of SunSource Common Stock, par value $25.00 per share,

50 of which shares of SunSource Common Stock are, and at the Closing shall be, issued and outstanding and owned by Wilson. There are no other, and at the Closing there will not be any other, shares of SunSource Common Stock issued or outstanding or owned by Wilson. There are no other series or classes of capital stock of SunSource authorized or issued.

            (b) There are no, and at the Closing Date there shall not be any, outstanding warrants, options, contracts, rights (pre-emptive or otherwise), calls, commitments or demands of any character relating to any authorized and issued or unissued shares of the capital stock of SunSource or other instruments convertible into or exchangeable for such stock, or which obligate SunSource to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions hereby contemplated.

            (c) The SunSource Common Stock owned by Wilson has been duly authorized and legally and validly issued, is fully paid and nonassessable and represents all of the issued and outstanding shares of capital stock of SunSource. None of the SunSource Common Stock has been issued in violation of the securities or blue sky laws of the U.S. or any state or territory thereof.

            Section 3.06 No Violation of Other Instruments or Obligations. The execution and delivery by Wilson and SunSource of this Agreement or any other documents hereby contemplated and the consummation of the transactions hereby and thereby contemplated by Wilson and SunSource shall not (a) constitute any violation or breach of the Certificate of Incorporation or the By-laws of SunSource, (b) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any contract, mortgage or other instrument to which Wilson or SunSource is a party or by which any of SunSource's assets may be affected or secured, (c) violate any Governmental Rule affecting SunSource or any of its assets, (d) result in the creation of any Lien on any of the assets or properties of SunSource or (e) result in the termination of any license, contract, franchise, lease or permit to which SunSource is a party or by which it is bound.

            Section 3.07 Compliance with Law; Consents and Approvals. SunSource has, and at the Closing Date will have, complied in all material respects with all Governmental Rules (including, without limitation, any federal, state or local laws, rules or regulations regulating the safety of the workplace and/or the discharge of materials into the Environment or otherwise relating to the protection of the Environment) applicable to the business of SunSource as conducted on and prior to the date hereof. SunSource has, and at the Closing Date will have, maintained in full force and effect all licenses, approvals, permits and consents for the lawful conduct of its business. Neither Wilson nor SunSource is in violation of any Governmental Rule applicable to Wilson or SunSource, and neither of Wilson nor SunSource has received any notice of any such violation. Except as set forth on Schedule 3.07 hereof, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Body (including, without limitation, any filing or registration pursuant to the securities or blue sky laws of the U.S. or any state or territory thereof) by Wilson or SunSource is required in connection with the execution and delivery by Wilson and SunSource of this Agreement and the consummation of the transactions hereby contemplated.

            Section 3.08 Financial Statements. Schedule 3.08 hereto contains (a) the unaudited balance sheet of SunSource as of December 31, 1998 (the "December Balance Sheet"), and the related statements of operations and shareholders' equity, including the notes thereto, for the year then ended and (b) the unaudited balance sheet of SunSource as of March 31, 1999 (the "March Balance Sheet") and the related statements of operations and shareholders' equity, including the notes thereto, for the three-month period then ended, all of which have been delivered to EyeCity.com. Such financial statements accurately reflect the current status of the financial position of SunSource as of December 31, 1998 and March 31, 1999, respectively, and accurately reflect the results of SunSource's operations and shareholders' equity for the year ended December 31, 1998 and the three month period ended March 31, 1999, respectively.

            Section 3.09 Accounts Receivable. Except to the extent of the amount of the reserve for doubtful accounts reflected on the December Balance Sheet, the March Balance Sheet or Schedule 3.09, respectively, all the accounts receivable of SunSource reflected in the December Balance Sheet, the March Balance Sheet or Schedule 3.09, respectively, and all accounts receivable that have arisen since the December Balance Sheet and March Balance Sheet (except accounts receivable that have been collected since such date) are valid and enforceable claims and constitute bona fide accounts receivable resulting from the sale of goods and services in the ordinary course of SunSource's business. The accounts receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind and are fully collectible within 90 days from their due date, except to the extent of the amount of the reserve, if any, for doubtful accounts reflected on the December Balance Sheet, the March Balance Sheet or Schedule 3.09, respectively. Except for accounts receivable, SunSource has not made any loan or advance to any person.

            Section 3.10 Liabilities, Borrowings and Guarantees. SunSource has no, and at the Closing Date will not have any, debts, liabilities or other obligations, accrued, absolute, contingent or otherwise, due or to become due, other than liabilities incurred since March 31, 1999 in the ordinary and usual course of its business consistent with past practice but in no event aggregating more than $5,000 collectively.

            Section 3.11 Title to Assets; Inventories. (a) Except for Liens (i) for any current taxes or assessments not yet delinquent or (ii) created by statute of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, SunSource has, and at the Closing Date will have, good and marketable title, free and clear of all Liens, to all of its assets and personal property.

            (b) All inventories reflected on Schedule 3.11 are, and all inventories owned by SunSource as of the Closing Time shall be, (i) valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP and (ii) current and readily merchantable, containing no material amount of obsolete or damaged goods which have not been written down or reserved in conformity with GAAP. No inventory is held on consignment by SunSource, as consignee or consignor. To Wilson's knowledge, all inventory included in SunSource's assets is free of any material defect or other deficiency.

            (c) Neither Wilson nor any affiliate of Wilson (other than SunSource) owns, uses or has possession of any asset used or useable by SunSource in the conduct of its business.

            (d) Except as set forth on Schedule 3.11, by reason of the Merger and without any further action by any party hereto or any non-party, the Subsidiary will, upon the Closing, obtain all title to and right to use all multimedia, interactive computer programs or groups of programs designed to run on the world wide web protocol of the internet owned or operated by SunSource and/or Wilson, including, without limitation, the web site currently accessible at url:http://www.sunglasssite.com, the web site currently accessible at url:http://www.abeam.com and the web site currently accessible at url:http://www.opticalsite.com and all elements thereof (including, without limitation, all Content, information, hypertext links, source code, html code, object code contained thereon and all so-called "engines" and "templates" used therein, any and all rights therein and under any copyright, patent, trademark, trade secret or other laws affecting intellectual property, any associated computer programs or computer hardware, including any servers and server applications, and any proprietary information contained thereon) and any and all other web sites owned or operated by SunSource and/or Wilson or any of its or his affiliates and/or subsidiaries. For purposes of this Section 3.11, the term "Content" shall include, but not necessarily be limited to, any graphical, audio, visual, audiovisual, textual or multimedia materials displayed or displayable on and over the internet and/or distributed by e-mails.

            (e) Except as set forth on Schedule 3.11, neither of SunSource nor Wilson own, lease, operate or in any manner assist in the operation of any web site, and at the Closing, neither SunSource nor Wilson will own, lease, operate or in any manner assist in the operation of, any web site.

            Section 3.12 Real Property; Leases. Except as set forth on Schedule 3.12, SunSource does not own or lease any real property.

            Section 3.13 Litigation. There are no, and at the Closing there will not be any, claims, actions, suits, litigations, proceedings, audits, controversies or investigations, pending or, to the knowledge of Wilson, threatened against or affecting SunSource or any of its assets, and SunSource has not been, and at the Closing will not have been, charged with or, to the knowledge of Wilson, threatened with a charge of any violation of, and is not, and at the Closing will not have been, under investigation with respect to a possible violation of, any provision of any federal, state or local law or administrative ruling or regulation relating to its business.

            Section 3.14 Taxes. (a) SunSource has timely and duly filed (giving effect to extensions duly taken) all federal, state, local or foreign tax returns or reports required to be filed by or with respect to SunSource on or prior to the Closing Date.

            (b) The tax returns and reports described in paragraph (a) above reflect accurately all liability for taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all federal, state, local and foreign income taxes, estimated taxes, excise taxes, sales taxes, use taxes, transfer taxes, gross receipts taxes, franchise taxes, employment, withholding, social security and other payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income), together with any related penalties, interest and additions to taxes (any of the foregoing being referred to herein as a "Tax" or collectively "Taxes"), for the periods covered thereby. SunSource has paid all Taxes required to be paid by it with respect to the periods covered by the returns and reports described in subparagraph (a) above. SunSource has fully collected, withheld and/or paid over all Taxes required to be collected, withheld and/or paid over to any taxing authority.

            (c) SunSource is not currently being audited by any taxing authority with respect to the returns and reports described in subparagraph (a) above, and there are no claims or assessments pending against SunSource. SunSource has not agreed to waive or extend the statute of limitations with respect to any Taxes or tax returns and has not filed any consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign tax law). No written claim has ever been made by any taxing authority in a jurisdiction where SunSource does not presently file Tax returns that SunSource is or may be subject to taxation by that jurisdiction. Accurate, correct and complete copies of all tax returns and reports filed by SunSource during the five-year period preceding the Closing Date have been made available to EyeCity.com. Accurate, correct and complete copies of any closing agreements with respect to SunSource which were entered into with the Internal Revenue Service or any other taxing authority have heretofore been furnished to EyeCity.com.

            Section 3.15 Insurance. SunSource does not maintain insurance of any kind relating to its assets and operations.

            Section 3.16 Labor Disputes. SunSource is not party to a union agreement and there are no labor unions or other organizations representing or attempting to represent any employee of SunSource. There are no work stoppages or other labor disputes, disturbances, grievances or claims pending or, to the knowledge of Wilson, threatened in connection with the employees of SunSource. There is no unfair labor practice charge or complaint pending or, to the knowledge of Wilson, threatened against SunSource before the National Labor Relations Board or any state labor relations board. There are no claims of discrimination of any kind pending or, to the knowledge of Wilson, threatened against SunSource before any Governmental Body.

            Section 3.17 Contracts. Schedule 3.17 contains a complete and correct list of all contracts, arrangements and agreements in effect on the date hereof (the "Contracts") to which SunSource is a party, whether written or oral, including, but not limited to, agency or advertising contracts, agreements with employees, sales representatives, suppliers, wholesalers, manufacturers and distributors, arrangements with web hosting service providers, website designers, software vendors or licensors, computer or technical service providers and agreements with factors, banks or other lending institutions. A true and complete copy of each written Contract, and a complete and correct summary of each oral Contract, has heretofore been made available to EyeCity.com. SunSource has performed all of its obligations required to be performed by it, has paid all amounts required to be paid by it and is not in default in any material respect under any Contract, and no event has occurred which, with the lapse of time or the giving of notice or both, would constitute such a default, and, to Wilson's knowledge, no other party to any Contract is in default in any material respect thereunder. Each of the Contracts constitutes a legal, valid and binding obligation of SunSource and the other parties thereto, enforceable in accordance with its terms. Neither Wilson nor SunSource has received notice that any other party to any of the Contracts is in default thereunder. Except as set forth on

Schedule 3.17, none of the Contracts requires the consent of a third party in connection with the transactions contemplated hereby.

            Section 3.18 Intellectual Property. (a) Except as set forth on
Schedule 3.18, SunSource owns, and at the Closing Date will own, free and clear of all Liens, and possesses and has the exclusive right to use, all patents, patent applications, patent rights, trademarks, trademark applications, URL's, trade names, service marks, service mark applications, domain names, domain name applications, copyrights, copyright registrations, know-how, trade secrets, proprietary processes, computer programs and other computer software, technology and formulae, (the "Proprietary Rights") necessary, required or desirable for the conduct of its business as presently conducted or as proposed to be conducted. All Proprietary Rights are identified on Schedule 3.18 hereto. Except as set forth on Schedule 3.18, SunSource owns and has the sole and exclusive right to use each of the Proprietary Rights for the categories of goods and services with respect to which such Proprietary Rights are registered to the extent that such goods and services are currently being used. SunSource (i) is not bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Rights and (ii) has not assigned, licensed or in any manner encumbered or impaired any rights in the Proprietary Rights. To the best of SunSource's and Wilson's knowledge, no Proprietary Right infringes or violates, and no Proprietary Right is infringed upon or violated by, any personal, property, statutory or common law or any other rights of any third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity), and no claim alleging any such infringement or violation by (x) SunSource or its Proprietary Rights has been received by Wilson or SunSource and (y) no claim alleging any such violation or infringement of SunSource Proprietary Rights has been sent to any third party by Wilson or SunSource.

            (b) Except as set forth on Schedule 3.18, no royalties, honoraria or fees are payable to, and no consents or approvals are needed from, any third persons or entities in connection with the ownership, use or exploitation of the Proprietary Rights in SunSource business.

            Section 3.19 Software. (a) Schedule 3.19 sets forth a complete and accurate list of all software programs, systems and applications (i) designed or developed (or in the process of being designed or developed) by employees of SunSource or by consultants on SunSource's behalf (the "SunSource Owned Software") or (ii) licensed by SunSource from any third party (other than "off-the-shelf" software) (the "Licensed Software") pursuant to the License Agreements specified on Schedule 3.18, in each case that is manufactured, developed or used by SunSource in the operation of SunSource business or integrated into SunSource Owned Software or marketed, licensed or sold by SunSource to third parties (collectively, the "Software").

            (b) All of the SunSource Owned Software are original works of authorship and are protected by the copyright laws of the U.S. SunSource owns all right, title and interest in and to all of the SunSource Owned Software free and clear of any Liens, and SunSource has not sold, assigned, licensed, distributed or in any other way disposed of any of the SunSource Owned Software or subjected any of the SunSource Owned Software to any Lien, and none of the employees or consultants referenced in Section 3.19(a) has any interest or claim whatsoever to any of the SunSource Owned Software or any component or constituent part thereof.

            (c) The Licensed Software is validly held and used by SunSource and is fully and freely utilizable by SunSource pursuant to the license agreement with respect thereto without the consent of or notice to any third party. SunSource is in compliance with all material terms and conditions of each license with respect to the Licensed Software, and neither Wilson nor SunSource has received any notice that Wilson or SunSource is in breach of any such license.

            (d) To the best of Wilson's knowledge, the Software does not contain any copy protection, computer virus, malicious code or destructive feature.

            Section 3.20 Year 2000. All Software is designed to be used prior to, during and after calendar year 2000, and the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, (a) the Software will not abnormally end or provide invalid or incorrect results as a result of date data, (b) the Software will be capable of accurately processing, providing and/or receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, (c) the Software will lose no functionality with respect to the introduction of records containing dates falling before, on or after January 1, 2000 and (d) the Software will be interoperable with other software and systems that may deliver records to, receive records from or otherwise interact with the Software, including but not limited to, back-up and archived data, date data, century recognition calculations that accommodate same century and multi-century formulas and date values and date data interface values that reflect the century.

            Section 3.21 Licenses and Permits. SunSource has all licenses, permits, consents and approvals necessary for SunSource to conduct its business as required by any Governmental Body, and all such licenses, permits, consents and approvals are set forth in Schedule 3.21 hereto.

            Section 3.22 ERISA. (a) SunSource does not maintain, administer or contribute to, nor has it maintained, administered or contributed to, nor do the employees of SunSource receive or expect to receive as a condition of employment, benefits pursuant to any: employee pension benefit plan (as defined in Section 3(2) of ERISA (a "Plan"), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA (a "Multiemployer Plan"); employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Plan"); or bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement (an "Employee Benefit Plan"). Neither SunSource nor any affiliate of SunSource as determined under Code Section 414(b), (c), (m) or (o) (an "ERISA Affiliate") maintains, administers or contributes to, nor have any of them maintained, administered or contributed to, nor do the employees of SunSource or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to any Plan which is subject to Section 412 of the Code or Title IV of ERISA. All Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts comply in all material respects with and are and have at all times been operated in accordance with each applicable provision of ERISA and the Code (including, without limitation, requirements of Section 401(a) of the Code to the extent any Plan is intended to conform to that section), other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither Wilson, SunSource nor any ERISA Affiliate has any notice or knowledge of any violation of any of the foregoing by any Plan, Welfare Plan or Employee Benefit Plan.

            (b) Each Welfare Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in all material respects in accordance with the requirements of
Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. There are no pending or, to Wilson's or SunSource's knowledge, threatened claims against any of the Plans, Welfare Plans or Employee Benefit Plans by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits).

            Section 3.23 Employees and Other Matters. Schedule 3.23 hereto is a correct and complete list of (i) the directors and officers of SunSource and all of the present employees, sales personnel and independent contractors regularly employed by or in connection with the business of SunSource, either as employees or independent contractors, together with a statement of the full amount payable by way of salary, bonuses, perquisites, fringe benefits and any other direct or indirect compensation to each such person and (ii) the names of all persons, if any, holding powers of attorney from SunSource and a summary statement of the terms thereof.

            Section 3.24 Environmental Matters. (a) SunSource has obtained and continues to maintain all permits, licenses, consents and approvals (the "Environmental Approvals"), if any, necessary for conducting the business of SunSource which are required under Environmental Laws, and SunSource has not operated in violation of any Environmental Law or the terms of any Environmental Approval.

            (b) (i) SunSource has not used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances except in a manner which complies with Environmental Laws, (ii) to the best knowledge of Wilson, no prior owner, occupant, tenant or user of any Facility has ever used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances, at, on or from any Facility except in compliance with all Environmental Laws, and (iii) to the best knowledge of Wilson, there is not, and there has not been, any Environmental Condition or release or threat of release (as those terms are defined in Section 101 of CERCLA) of Hazardous Substances at, on or from any Facility.

            (c) Neither Wilson nor SunSource has received written notice of any pending or threatened investigation, claims, enforcement proceedings, cleanup orders, citizen suits or other actions instituted by any private party, employee or Governmental Body arising out of the conduct or the operations of SunSource, in connection with any Environmental Laws, or as a result of any Environmental Condition at any Facility.

            Section 3.25 Sales Target. The Net Sales generated by the Business were, for the twelve months ended December 31, 1998, at least $199,716, and for the five months ended May 30, 1999, at least $215,642.55.

            Section 3.26 Ordinary Course; No Material Adverse Change. Since March 31, 1999, SunSource has conducted its business in the ordinary and regular course thereof and there has not been, and at the Closing there shall not have been, (i) any material adverse change in the assets, business, prospects, financial condition or results of operations of SunSource, (ii) any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected assets or the business of SunSource or (iii) any event or condition of any character whatsoever the occurrence of which affects or threatens to materially adversely affect the assets, business, prospects, financial condition or results of operations of SunSource.

            Section 3.27 Finder's Fees. Neither Wilson nor SunSource has incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

            Section 3.28 Full Disclosure. No representation or warranty of Wilson or SunSource in this Agreement or in any other certificate, schedule or other document delivered to EyeCity.com pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which they are being or were made.

                                   Article IV.

          REPRESENTATIONS AND WARRANTIES OF EYECITY.COM AND SUBSIDIARY

            EyeCity.com and Subsidiary, jointly and severally, represent and warrant to Wilson and SunSource that:

            Section 4.01 Organization and Good Standing. EyeCity.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease all of its properties and assets and carry on its business as it is now being conducted, except for such power and authority the lack of which would not have a materially adverse effect on EyeCity.com. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a wholly owned subsidiary of EyeCity.com and is organized solely for the purpose of consummating the transactions contemplated hereby.

            Section 4.02 Authority Relative to Agreement. EyeCity.com and Subsidiary each have the corporate power and authority to execute and deliver this Agreement and all other documents hereby contemplated, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by each of them pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and all other documents hereby contemplated to be executed by EyeCity.com and Subsidiary has been, and the consummation by EyeCity.com and Subsidiary of the transactions hereby and thereby contemplated has been, duly authorized by any and all necessary corporate action of EyeCity.com and Subsidiary, respectively. The respective Boards of Directors of EyeCity.com and Subsidiary have authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement and all other documents hereby contemplated to be executed by EyeCity.com and Subsidiary constitute the legal, valid and binding obligations of EyeCity.com and Subsidiary, respectively, enforceable against EyeCity.com and Subsidiary in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditor's rights.

            Section 4.03 No Violation of Other Instruments or Obligations. Neither the execution and delivery of this Agreement or any other documents hereby contemplated nor the consummation of the transactions hereby and thereby contemplated shall (a) constitute any violation or breach of the Certificate of Incorporation or By-laws of EyeCity.com or Subsidiary, (b) constitute a default under or a violation or breach of, or result in acceleration of any obligation under, any provision of any contract, lease, mortgage or other instrument to which either of them is a party or (c) violate any judgment, order, writ, injunction, decree, statute, rule or regulation affecting EyeCity.com, Subsidiary or any of their respective assets, which violation, breach or default, in the case of (b) or (c), would have a materially adverse effect on EyeCity.com or Subsidiary.

            Section 4.04 Consents and Approvals. No authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Body by EyeCity.com or Subsidiary is required in connection with the execution and delivery of this Agreement and the consummation of the transactions hereby contemplated.

            Section 4.05 Capitalization; Common Stock. (a) The capitalization of EyeCity.com as of May 30, 1999, including all outstanding stock options, is accurately and fully set forth on Schedule 4.05 hereto. Subsidiary is authorized to issue only 100 shares of common stock, .01 par value per share, all of which shares of common stock are issued and outstanding and owned by EyeCity.com. There are no other series or classes of capital stock of Subsidiary authorized or issued.

            (b) The EyeCity.com Stock to be issued to Wilson pursuant to the provisions of this Agreement will, upon such issuance, be duly authorized, legally and validly issued and fully paid and nonassessable.

            Section 4.06 Financial Statements. Schedule 4.06 hereto contains (a) the unaudited balance sheet of EyeCity.com as of December 31, 1998 and the related statements of operations, cash flows and shareholders' equity, including the notes thereto, for the year then ended and (b) the unaudited balance sheet of EyeCity.com as of February 28, 1999 and the related statements of operations, cash flows and shareholders' equity, including the notes thereto, for the two-month period then ended, all of which have been compiled by EyeCity.com's certified public accountant and delivered to Wilson and SunSource. Such financial statements present fairly, in all material respects, the financial position of EyeCity.com as of December 31, 1998 and February 28, 1999, respectively, and the results of EyeCity.com's operations, cash flows and shareholders' equity for the year ended December 31, 1998 and the two-month period ended February 28, 1999, all in conformity with GAAP applied on a consistent basis, except as otherwise stated in such financial statements or the accountants' report thereon.

            Section 4.07 Title to Assets. Except for Liens (a) for any current taxes or assessments not yet delinquent or (b) created by statute of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, EyeCity.com has good and marketable title, free and clear of all Liens, to all of its assets and personal property.

            Section 4.08 Litigation. To the best of EyeCity.com's knowledge, there are no claims, actions, suits, litigations, proceedings, audits, controversies or investigations, pending or, to the knowledge of EyeCity.com, threatened against Subsidiary, EyeCity.com or any of its assets, and neither EyeCity.com nor Subsidiary has been charged with or, to the knowledge of EyeCity.com, threatened with a charge of any violation of, and is not under investigation with respect to a possible violation of, any provision of any federal, state or local law or administrative ruling or regulation relating to its business, the adverse outcome of which, in any such case, would have a materially adverse effect on EyeCity.com or Subsidiary.

            Section 4.09 Licenses and Permits. Schedule 4.09 sets forth all licenses, permits, consents and approvals necessary for EyeCity.com to conduct its business as required by any Governmental Body, other than any such licenses, permits, consents and approvals the absence of which would not have a materially adverse effect on EyeCity.com.

            Section 4.10 Ordinary Course; No Material Adverse Change. Since March 31, 1999, EyeCity.com has conducted its business in the ordinary and regular course thereof and there has not been (a) any material adverse change in the assets, business, financial condition or results of operations of EyeCity.com, (b) any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the assets or the business of EyeCity.com or (c) any event or condition of any character whatsoever the occurrence of which materially adversely affects the assets, business, prospects, financial condition or results of operations of EyeCity.com.

            Section 4.11 Finder's Fees. EyeCity.com has not incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

            Section 4.12 Full Disclosure. No representation or warranty of EyeCity.com or Subsidiary in this Agreement or in any other certificate, schedule or other document delivered to Wilson or SunSource pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which they were made.

                                   Article V.

            CONDITIONS TO EYECITY.COM'S AND SUBSIDIARY'S OBLIGATIONS

            All obligations of EyeCity.com and Subsidiary under this Agreement are subject to the fulfillment of each of the following conditions:

            Section 5.01 Representations and Warranties. The representations and warranties of Wilson and SunSource contained in Article III hereof shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date.

            Section 5.02 Consulting Agreement. Wilson shall have entered into a consulting agreement substantially in the form of Exhibit B hereto.

            Section 5.03 Powers of Attorney. There shall have been terminated or revoked all powers of attorney of SunSource.

            Section 5.04 Opinion of Counsel. SunSource shall cause to be delivered to EyeCity.com an opinion of counsel for SunSource, in form and substance satisfactory to EyeCity.com and its counsel.

            Section 5.05 Releases. Wilson and each other director and officer of SunSource shall have executed and delivered the Release.

            Section 5.06 Noncompetition and Nondisclosure Agreement. Wilson shall have entered into a noncompetition and nondisclosure agreement substantially in the form of Exhibit E hereto.

            Section 5.07 Resignations. SunSource shall have caused to be delivered to EyeCity.com written resignations, effective as of the Closing, of each of the directors and officers of SunSource from all offices and directorships of SunSource held.

            Section 5.08 Governmental Permits and Approvals; Consents. SunSource shall have obtained (a) all permits and approvals from any Governmental Body required to be obtained by SunSource for the lawful consummation of the Closing and (b) the consents set forth or required to be set forth on Schedule 3.07.

            Section 5.09 Merger. The Certificate of Merger and the Florida Certificate shall each have been executed and delivered by SunSource to EyeCity.com.

            Section 5.10 Assignment of Contracts. SunSource shall have obtained the consent of all other parties to an assignment of any Contract in all cases in which such consent is required thereunder.

            Section 5.11 Officer's Certificate. SunSource shall have caused to be delivered to EyeCity.com a certificate signed by the Chief Executive Officer and/or the Secretary of SunSource stating that (a) the representations and warranties of SunSource as set forth in Article III hereof are true and accurate on and as of the Closing Date as if made on and as of such date and (b) all conditions of EyeCity.com's obligations as set forth in Article V hereof have been entirely fulfilled by SunSource.

            Section 5.12 Due Diligence. EyeCity.com shall have completed its business, financial and legal due diligence review of SunSource to EyeCity.com's reasonable satisfaction.

            Section 5.13 Monthly Sales Reports. SunSource shall have delivered to EyeCity.com monthly sales updates within five business days of the end of each calendar month between the date hereof and the Closing Date.

            Section 5.14 Additional Documents. Wilson and/or SunSource shall have executed and delivered such additional closing documents, certificates and agreements as EyeCity.com may reasonably request.

                                  Article VI.

               CONDITIONS TO SUNSOURCE'S AND WILSON'S OBLIGATIONS

            All obligations of Wilson and SunSource under this Agreement are subject to the fulfillment of each of the following conditions:

            Section 6.01 Representations and Warranties. The representations and warranties of EyeCity.com and Subsidiary contained in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date.

            Section 6.02 Consulting Agreement. EyeCity.com shall have entered into a consulting agreement with Wilson substantially in the form of Exhibit B hereto.

            Section 6.03 Opinion of Counsel. EyeCity.com shall cause to be delivered to Wilson and SunSource an opinion of counsel for EyeCity.com and Subsidiary, in form and substance satisfactory to Wilson, SunSource and their counsel, opining, inter alia, that on the basis of certain facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, that the Merger qualifies in relevant part as a tax-free reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering the opinions described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of EyeCity.com and Subsidiary.

            Section 6.04 Governmental Permits and Approvals; Consents. EyeCity.com shall have obtained (a) all permits and approvals from any Governmental Body required to be obtained by EyeCity.com for the lawful consummation of the Closing and (b) approval of this Agreement and the transactions contemplated hereby by Subsidiary's shareholder. Notwithstanding the foregoing, EyeCity.com shall not be required to pay any consideration to any third party in order to obtain any such permit, approval, consent or estoppel representation letter.

            Section 6.05 Officer's Certificate. EyeCity.com shall have caused to be delivered to SunSource a certificate signed by the Chief Executive Officer and/or the Secretary of EyeCity.com stating that (a) the representations and warranties of EyeCity.com and Subsidiary as set forth in Article IV hereof are true and accurate on and as of the Closing Date as if made on and as of such date and (b) all conditions of Wilson's and SunSource's obligations as set forth in Article VI hereof have been entirely fulfilled by EyeCity.com and Subsidiary, respectively.

            Section 6.06 Additional Documents. EyeCity.com and/or Subsidiary shall have executed and delivered such additional closing documents, certificates and agreements as SunSource or Wilson may reasonably request.

            Section 6.07 Exchange Listing. The EyeCity.com Stock shall continue to be listed on the NASDAQ over-the-counter bulletin board on the Closing Date.

                                  Article VII.

                                    COVENANTS

            Section 7.01 Further Assurances. From and after the date hereof, Wilson and SunSource shall, at any time and from time to time, at their sole cost and expense, make, execute and deliver, or cause to be made, executed and delivered, such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as EyeCity.com, Subsidiary or either of their respective counsel may reasonably request for the effectual consummation, confirmation and particularization of this Agreement and the transactions hereby contemplated.

            Section 7.02 Collection of Receivables. In the event that Wilson receives any amounts after the Closing Date in respect of SunSource accounts receivable that existed prior to the Closing Date, Wilson agrees to promptly forward all such amounts to EyeCity.com.

            Section 7.03 Income and Franchise Taxes.

            (a) Returns and Payments.

                  (i) Wilson shall cause to be prepared, consistent with past practice, and shall file or submit to EyeCity.com for filing, all required income and franchise Tax Returns of SunSource for any period which ends on or before the Closing Date, for which Tax Returns are not required to be have been filed as of the Closing Date. Wilson shall pay or shall pay to EyeCity.com and upon receipt EyeCity.com shall cause to be timely paid in each instance to the appropriate Taxing authorities all Taxes to which such Tax Returns relate for all periods covered by such Tax Returns; provided, however, that Wilson shall have no obligation pursuant to this
            Section 7.03(a)(i) for Taxes for which provision has been made on the Last Balance Sheet.

                  (ii) EyeCity.com shall cause to be prepared, consistent with past practice, and timely file all required income and franchise Tax Returns of either Subsidiary or SunSource for Taxable periods beginning before and ending after the Closing Date (the "Straddle Returns"). At least 15 days prior to the filing of any Straddle Return required to be filed by EyeCity.com pursuant to the preceding sentence, EyeCity.com shall submit copies of such Returns to Wilson for his approval, which shall not be unreasonably withheld. EyeCity.com shall cause all such Straddle Returns to be timely filed and cause all Taxes shown as due on such Straddle Returns to be timely paid. Such Taxes, to the extent attributable to any period or portion of a period on or before the Closing shall be referred to herein as "Pre-Closing Taxes." Pre-Closing Taxes shall be calculated on the basis of the income of SunSource as though the Taxable year of SunSource terminated at the close of business on the day immediately preceding the Closing Date; provided, however, that in the case of Taxes not based on income, Pre-Closing Taxes shall be equal to the Tax imposed with respect to the entire Taxable year multiplied by a fraction, the numerator of which shall be the number of days preceding the Closing Date, and the denominator of which is the number of days in the Taxable year. Wilson shall reimburse EyeCity.com for Pre-Closing Taxes at such time as the Straddle Return is filed with the appropriate Taxing Authority; provided, however, that Wilson shall have no obligation pursuant to this
            Section 7.03(a)(ii) for Taxes for which provision has been made on the Last Balance Sheet.

            (b) Audits. EyeCity.com shall promptly notify Wilson in writing upon receipt by EyeCity.com, or any affiliate of EyeCity.com (including Subsidiary), of notice of any pending or threatened federal state, local or foreign Tax audit or assessment for which EyeCity.com may seek indemnification pursuant to the terms of this Agreement. Wilson shall have the sole right to represent Subsidiary's interests (as successor to SunSource) in any federal state, local or foreign Tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return (a "Tax Matter"), involving a Tax liability or potential Tax liability for which EyeCity.com may seek indemnification, and to employ counsel of Wilson's choice and reasonably acceptable to EyeCity.com at Wilson's expense. EyeCity.com agrees that it will cooperate fully with Wilson and his counsel (including, without limitation, executing and delivering applicable powers of attorney) in connection with the preparation or filing of any applicable Tax return or the defense or compromise of any Tax Matter. Wilson will not concede the correctness of any part of any proposed adjustment pertaining to Taxes and will not enter into any closing or compromise agreement with respect to any of the issues which form the basis for such proposed adjustment without the consent of EyeCity.com; provided, however, that if EyeCity.com fails to so consent, EyeCity.com may not thereafter seek indemnification for an amount in excess of the amount it would have been entitled to had it consented to such closing or compromise agreement.

            (c) Cooperation. After the Closing Date, EyeCity.com and its affiliates (including SunSource) and Wilson shall make available to the other, as reasonably requested, and to the extent appropriate Tax authorities, all information, records and documents relating to the Tax liabilities or potential Tax liabilities of SunSource or Subsidiary as successor to SunSource for all periods prior to the Closing Date (Including Pre-Closing Taxes described in Section 7.03(a)(ii)) and shall preserve all such information, records and documents until 60 days after the expiration of any applicable statute of limitations including any waiver or extension thereof.

            Section 7.04 Standstill. In consideration of EyeCity.com's and Subsidiary's execution and delivery of this Agreement, Wilson and SunSource agree to immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of a material portion of SunSource assets outside of the ordinary course of business, change of control or similar transaction involving the Company or any of its subsidiaries or any division (each, an "Acquisition Transaction"). Wilson and SunSource shall not, and will cause their respective "affiliates" (as defined in the Exchange Act) as well as SunSource's management, employees, agents, representatives, officers and directors, not to:

            (a) from the date hereof until the earlier of the Closing Date or the termination of this agreement, directly or indirectly solicit, initiate, encourage, accept, entertain, participate in or consult with respect to (including by way of furnishing information) any inquiry, offer, discussion, proposal, negotiation, arrangement or understanding in connection with any proposed Acquisition Transaction with any person, firm or corporation other than EyeCity.com or Subsidiary, or provide any information (public or non-public) or otherwise cooperate in any way with anyone for any purpose inconsistent with the terms of this Agreement (it being also agreed that Wilson and SunSource shall promptly notify EyeCity.com in writing of any such inquiries or proposals); and

            (b) for a period commencing on the date hereof and ending on the earlier of the Closing Date and 12 months following the date of the termination of this Agreement, if applicable,

                  (i) become a "participant" in a "solicitation" of proxies, as those terms are defined in Rule 14a-11 and Rule 14a-1, respectively, of Regulation 14A under the Exchange Act, to vote, or seek to advise or influence any person, in respect of any voting securities of EyeCity.com that may be outstanding and entitled to vote at any time during such period, except in respect of the transactions contemplated hereby;

                  (ii) form, join or in any way participate in any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) for the purpose of voting, purchasing or disposing of any securities of EyeCity.com;

                  (iii) deposit any securities of EyeCity.com in a voting trust or subject them to a voting agreement or other arrangement or similar effect;

                  (iv) in any manner acquire or agree, offer, seek or propose to acquire or make any proposal to acquire ownership (including, without limitation, "beneficial" ownership, as defined by Rule 13d-3 promulgated under the Exchange Act) of any of the assets or businesses of, or any securities of, or any securities issued by, EyeCity.com or any rights or options to acquire such ownership (including from a third party), except through the transactions contemplated hereby;

                  (v) seek or propose to influence or control the management,
            Board of Directors or policies of EyeCity.com, except for the transactions contemplated hereby; or

                  (vi) enter into any discussion, proposal, negotiation,
            arrangement or understanding with any third party in respect of any of the foregoing.

            Section 7.05 Continuation of Business. From the date hereof until the earlier of the Closing Date or the date of the termination of this Agreement, except as Wilson, SunSource and EyeCity.com may otherwise agree, SunSource will, and Wilson will cause SunSource to, preserve and continue to operate its business diligently and in a proper and prudent manner and will not enter into any transactions outside of the ordinary and usual course of its business or enter into any transaction or make any commitment involving an expense or capital expenditure by SunSource in excess of $5,000. Notwithstanding the generality of the previous sentence, SunSource may employ up to two customer service employees for a wage not to exceed $12.50 per hour, and SunSource may conduct an advertising campaign having an aggregate cost, from April 30, 1999 through the Closing Date, of not more than $15,000. Except for those amounts set forth on Schedule 7.05 hereto, from the date hereof until the earlier of the Closing Date or the date of the termination of this Agreement, no bonuses or compensation will be paid to the officers or employees of SunSource other than salaries in effect on the date hereof and payments made in the form of bonuses in the ordinary course of business consistent with past practice, and SunSource will not declare any dividends, grant new stock options, accelerate any options or issue new shares of stock or other securities (other than pursuant to exercise of events of outstanding options, warrants or rights) or rights to acquire any such options, shares or securities, or make any commitments with respect to any of the foregoing, nor will distributions of any nature be made to the shareholders of SunSource. From the date hereof until the earlier of the Closing Date or the date of the termination of this Agreement, Wilson and SunSource will endeavor to maintain the goodwill of business relationships with all of SunSource's existing customers and suppliers. Specifically, without limitation of the foregoing, SunSource shall not, and Wilson shall cause SunSource not to, (i) place or permit any third party to place any Lien on any of SunSource assets, (ii) commit any material breach of any Contract which breach is not fully cured by the Closing Date, (iii) amend or waive any defaults under any Contract or (iv) initiate or become a voluntary third party participant in any litigation or arbitration proceeding.

                                 Article VIII.

                               INVESTMENT INTENT;
                  RESTRICTIONS ON TRANSFER; REGISRATION RIGHTS

            Section 8.01 Advice of Counsel. Wilson represents and warrants that he has reviewed with his tax advisor(s) the U.S. federal, state, local and foreign tax consequences of an investment in the EyeCity.com Stock and the consequences of the transactions contemplated by this Agreement. Wilson represents and warrants that he is relying solely on such advisor(s) and not on any statements or representations of EyeCity.com or any of its agents (except for the Opinion of Counsel provided for in Section 6.03 hereof) and understands that he (and not EyeCity.com) shall be responsible for his own tax liability that may arise as a result of this investment in EyeCity.com or as a result of the transactions contemplated by this Agreement.

            Section 8.02 Investment Representation. Wilson (a) represents and warrants to EyeCity.com that he is acquiring all of the shares of EyeCity.com Stock to be issued to him pursuant to the provisions of this Agreement for his own account and for the purposes of investment and not with a view to, or for sale in connection with, any distribution thereof and (b) agrees that he will not at anytime sell or otherwise transfer, or permit the sale or other transfer of, such shares of EyeCity.com Stock other than in transactions that are not in violation of the Securities Act or the provisions of any other applicable securities laws, rules or regulations.

            Section 8.03 Stock Legend. All certificates representing shares of EyeCity.com Stock to be delivered to Wilson under this Agreement shall bear the following legend:

            "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state and may not be sold, assigned, transferred, pledged or otherwise disposed of except in compliance with, or pursuant to an exemption from, the requirements of such Act or such laws."

            Section 8.04 "Piggyback" Registration. (a) If at any time after the one year anniversary from the date of Closing, EyeCity.com proposes to register any shares of EyeCity.com Stock under the Securities Act (other than on a Form S-4 or other applicable form in connection with a merger, or pursuant to a Form S-8 or other comparable form), EyeCity.com shall request that the managing underwriter (if any) of such underwritten offering include the Transferred Shares in the offering covered by such registration statement. If such managing underwriter agrees to include the Transferred Shares in the underwritten offering, and in any event in a non-underwritten offering, EyeCity.com shall at such time give prompt written notice to Wilson of its intention to effect such registration and of Wilson's rights under such proposed registration, and upon the request of Wilson delivered to EyeCity.com within 20 business days after Wilson's receipt of such notice (which request shall specify the shares of EyeCity.com intended to be disposed of by Wilson and the intended method of disposition thereof), EyeCity.com shall include such shares held by Wilson and requested to be included in such registration; provided, however, that:

                  (i) If, at any time after giving such written notice of
            EyeCity.com's intention to register any of the Transferred Shares and prior to the effective date of the registration statement filed in connection with such registration, EyeCity.com shall determine for any reason not to register or to delay the registration of the offering which includes such shares, at its sole election, EyeCity.com may give written notice of such determination to Wilson and thereupon shall be relieved of its obligation to register any of the Transferred Shares issued or issuable in connection with that particular registration (but not from its obligation to pay registration expenses in connection therewith or to register the Transferred Shares in a subsequent registration); and in the case of a determination to delay a registration shall thereupon be permitted to delay registering any of the Transferred Shares for the same period as the delay in respect of securities being registered for EyeCity.com's own account.

                  (ii) If the managing underwriter in such underwritten offering shall advise EyeCity.com that it declines to include a portion or all of the Transferred Shares requested by Wilson to be included in the registration statement, then registration of all or a specified portion of the Transferred Shares shall be excluded from such registration statement (in case of an exclusion as to a portion of the Transferred Shares, such portion to be excluded shall be allocated among Wilson and any affiliates and other selling shareholders of EyeCity.com, including securities to be registered in such underwritten offering in proportion to the respective number of shares of EyeCity.com Stock and other securities requested to be registered by each such affiliate or shareholder). In such event, EyeCity.com shall give Wilson prompt notice of the number of Transferred Shares excluded from such registration at the request of the managing underwriter. No such exclusion shall reduce the securities being offered by EyeCity.com for its own account to be included in such registration statement.

                  (iii) Wilson, subject to the provision of Section 8.04(b)
            hereof, shall have the option to include the Transferred Shares in EyeCity.com's underwritten offering. EyeCity.com shall not be required to include any of the Transferred Shares in an underwritten offering of EyeCity.com's securities unless Wilson (a) accepts the terms of the underwriting as agreed upon between EyeCity.com and the underwriters selected by it (provided such terms are usual and customary for selling stockholders) and (b) agrees to execute such documents in connection with such registration as EyeCity.com or the managing underwriter may reasonably request.

            (b) Cooperation with Company. Wilson shall cooperate with EyeCity.com in all respects in connection with this Agreement and/or in connection with any underwritten offering of EyeCity.com Stock which EyeCity.com initiates or which is initiated on EyeCity.com's behalf, including, supplying, in a timely manner, all information reasonably requested by EyeCity.com or the managing underwriter and executing and returning all documents reasonably requested in connection with the registration and sale of the Transferred Shares or any portion of the Transferred Shares.

            (c) Termination of Rights. EyeCity.com's obligations under Section 8.04(a) hereof shall terminate upon the date upon which the Transferred Shares are eligible for resale without registration pursuant to section (k) of Rule 144 ("Rule 144") of the Securities Act and are accompanied by a suitable opinion letter of counsel for the issuer directing removal of the restrictive legend.

            (d) Registration Procedures. If and whenever EyeCity.com is required by any of the provisions of this Agreement to effect the registration of any of the Transferred Shares under the Securities Act, EyeCity.com shall (except as otherwise provided in this Agreement), as expeditiously as possible:

                  (i) prepare and file with the Commission a registration
            statement and shall use its best efforts to cause such registration statement to become effective and remain effective until that portion of the Transferred Shares which Wilson has requested be registered are sold or become capable of being publicly sold without registration under the Securities Act pursuant to Rule 144(k);

                  (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever Wilson shall desire to sell or otherwise dispose of the same until the earlier of (A) one year from the effectiveness of the registration statement or (B) the date when all Transferred Shares owned by Wilson or his Permitted Transferees (as such term is defined below) are eligible for sale under Rule 144(k);

                  (iii) furnish to Wilson such copies of a summary prospectus or other prospectus, including a preliminary prospectus or any amendment or supplement to any prospectus, in conformity with the requirements of the Securities Act, and such other documents, as Wilson may reasonably request in order to facilitate the public sale or other disposition of such securities;

                  (iv) register and qualify such securities under such other securities or blue sky laws of such jurisdictions as Wilson shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable Wilson to consummate the public sale or other disposition in such jurisdictions of such securities, except that EyeCity.com shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process or to register the Transferred Shares or any portion thereof under the blue sky laws of any state where EyeCity.com does not have a "secondary trading" exemption;

                  (v) use its best efforts to list such securities on any
            securities exchange on which any securities of EyeCity.com is then listed, if the listing of such securities is then permitted under the rules of such exchange;

                  (vi) notify Wilson at any time when a prospectus relating to the Transferred Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, whereupon Wilson shall not effect any further sales of any of the Transferred Shares pursuant to such prospectus, and, at the request of Wilson, EyeCity.com will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Transferred Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, whereupon Wilson may then effect sales of the Transferred Shares, or any portion thereof, pursuant to such supplemented or amended prospectus.

            (e) Black Out Periods.

                  (i) Wilson shall not, directly or indirectly, effect any
            public sale or distribution (including sales pursuant to Rule 144) or any short sales of equity securities of EyeCity.com, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the effective date of any "Piggyback" registration under Section 8.04 hereof for a public offering to be underwritten on a firm commitment basis in which any of the Transferred Shares are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

                  (ii) EyeCity.com shall have the right to suspend use of any registration statement and the related prospectus if its Board of Directors determines in good faith that there is a valid purpose for such suspension. For purposes of this Agreement, a valid purpose shall include, but is not limited to, a good faith determination that the registration statement may contain a material misstatement or omission (including as a result of EyeCity.com having under consideration a significant acquisition or disposition or other material transaction that has not been publicly disclosed), in which case EyeCity.com may cause the registration statement not to be used by Wilson until such time as the Commission has declared effective a post-effective amendment to the registration statement filed by EyeCity.com or if the misstatement or omission can be corrected by incorporation by reference in the registration statement of another Commission filing of EyeCity.com, EyeCity.com has made another filing on Form 8-K or other appropriate form to correct such misstatement or omission.

                  (iii) In connection with any public offering of EyeCity.com's securities, Wilson agrees, upon request of EyeCity.com or the underwriters managing any underwritten offering of EyeCity.com's securities, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any of the Transferred Shares (other than those included in the registration) without the prior written consent of EyeCity.com or such underwriters, as the case may be, for such period of time (not to exceed 180 days in the case of EyeCity.com's first underwritten public offering the gross proceeds of which are at least $10,000,000, and 90 days in the case of other public offerings of EyeCity.com) from the effective date of such registration as may be requested by the underwriters; provided, that the officers and directors of EyeCity.com who own stock of EyeCity.com and the holders, if any, of 5% or more of EyeCity.com's outstanding voting securities also agree to such restrictions.

                  (iv) In order to enforce the foregoing clauses 8.04(e)(i),
            (ii) and (iii), EyeCity.com may impose stop transfer instructions with respect to the Transferred Shares or any portion thereof (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            (f) Expenses. All expenses incurred in any registration of the Transferred Shares under this Agreement shall be paid by EyeCity.com, including, without limitation, printing expenses, fees and disbursements of counsel for EyeCity.com, expenses of any audits to which EyeCity.com shall agree or which shall be necessary to comply with governmental requirements in connection with any such registration, all registration and filing fees for the Transferred Shares under federal and state securities laws and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 8.04(d)(iv); provided, however, that EyeCity.com shall not be liable for (i) any discounts or commissions to any underwriter, (ii) any stock transfer taxes incurred with respect to the Transferred Shares sold in the offering or (iii) the fees and expenses of counsel for Wilson, provided that EyeCity.com will pay the costs and expenses of EyeCity.com's counsel when EyeCity.com's counsel is representing any or all selling security holders.

            (g) Indemnification. In the event the Transferred Shares, or any portion thereof, are included in a registration statement pursuant to this
Agreement:

                  (i) Indemnity by EyeCity.com. Without limitation of any other indemnity provided to Wilson, either in connection with the offering or otherwise, to the extent permitted by law, EyeCity.com shall indemnify and hold harmless Wilson and his affiliates, any underwriter (as defined in the Securities Act) for Wilson and each person, if any, who controls such underwriter (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by EyeCity.com: (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statements including any preliminary prospectus or final prospectus contained therein or any amendments or supplements, thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (C) any violation or alleged violation by EyeCity.com of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any State securities law, and, in each case, EyeCity.com shall reimburse Wilson and his affiliates or underwriter for any legal or other expenses incurred by them connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing, EyeCity.com shall not be liable to Wilson or his affiliates or underwriter in any case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (1) a Violation which occurs in reliance upon and in conformity with written information furnished by Wilson, his affiliates or his underwriter expressly for use in connection with such registration or (2) by Wilson's failure to deliver to purchasers of the Transferred Shares, or any portion thereof, a copy of the registration statement or prospectus or any amendments or supplements thereto pursuant to Section 8.04(d)(vii) after

            EyeCity.com has furnished Wilson with a sufficient number of copies of the same.

                  (ii) Indemnity by Wilson. Wilson shall indemnify and hold
            harmless EyeCity.com and/or its affiliates, counsel, officers, directors, and representatives, any underwriter (as defined in the Securities Act) and each person, if any, who controls EyeCity.com or the underwriter (within the meaning of the Securities Act or the Exchange Act), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities law, and Wilson shall reimburse EyeCity.com and/or its affiliate, officer, director or partner, underwriter or controlling person for any legal or other expenses liability incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action insofar as such losses, claims, damages or liabilities (or actions and respect thereof) arise out of or are based upon a Violation which occurs in reliance upon and in conformity with written information furnished by Wilson, his affiliates or his underwriter expressly for use in connection with such registration.

                  (iii) Notice: Right to Defend. Promptly after receipt by an indemnified party under this Section 8.04(g) of notice of the commencement of any action (including any government action) such indemnified party shall, if a claim in respect thereof made against an indemnifying party under this Section 8.04(g), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in and if the indemnifying party agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnified party with respect to such claim, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if the indemnified party reasonably believes that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to the availability of separate defenses or actual or potential conflicts of interests between such indemnified party and any other party or parties represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within reasonable time of the commencement of an such action shall relieve such indemnifying party of any liability to the indemnified party under this Agreement only if and to the extent that such failure is prejudicial to its ability to defend such action; provided, that any such omission to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Agreement.

                  (iv) Contribution. If the indemnification provided for in this
            Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                  (v) Survival of Indemnity. The indemnification provided for by this Agreement shall be a continuing right to indemnification and shall survive (A) the registration and sale of any Transferred Shares by any person entitled to indemnification hereunder and (B) the expiration or termination of this Agreement.

            Section 8.05 Transfer of Registration. Wilson's rights under Article VIII of this Agreement, including, without limitation, the rights to cause EyeCity.com to register Transferred Shares, or any portion thereof, under
Section 8.04(a) are personal to Wilson and shall not survive any transfer(s) of the Transferred Shares, or any portion thereof, whatsoever, and may not be assigned or transferred in any way, provided, however, that the restrictions contained in this Section 8.05 shall not apply with respect to any Transfer of the Transferred Shares, or any portion thereof, by Wilson, pursuant to applicable laws of descent and distribution or otherwise to such person's spouse, former spouse and descendants (whether natural or adopted), parents and their descendants, descendants of such brothers and sisters and any spouse of the foregoing individuals or any trust solely for the benefit of any of the foregoing; provided, however, that if any of the foregoing is less than 21 years of age at the time of such proposed Transfer, then such Transfer may only be made to a trustee of a valid trust for the benefit of the foregoing, which trust shall not terminate prior to the beneficiary (or beneficiaries) thereof attaining the age of 21 (collectively, "Permitted Transferees"). Except as permitted herein, any attempted Transfer or assignment of the rights set forth in this Article VIII shall be void ab initio.

                                  Article IX.

                                 INDEMNIFICATION

            Section 9.01 By Wilson. Wilson agrees to indemnify and hold harmless EyeCity.com, Subsidiary and their respective directors, officers, employees and agents (the "Purchaser Parties") against, and to reimburse Purchaser Parties on demand with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) (collectively, "Losses") which each may suffer, incur or pay by reason of (a) the breach by Wilson or SunSource of any representation or warranty made by either of them in this Agreement or in any agreement, certificate or other document executed by Wilson or SunSource and delivered to EyeCity.com or Subsidiary pursuant to the provisions of this Agreement; (b) the failure of Wilson or SunSource to perform any agreement required by this Agreement or any agreement executed pursuant to the provisions of this Agreement; and (c) the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by Wilson or SunSource of any representation or warranty made by either of them in this Agreement or in any agreement, certificate or other document delivered by or on behalf of Wilson and SunSource to EyeCity.com or Subsidiary pursuant to the provisions of this Agreement or of any covenant made by Wilson or SunSource herein or therein.

            Section 9.02 By EyeCity.com. EyeCity.com agrees to indemnify and hold harmless Wilson against, and to reimburse Wilson on demand with respect to, any and all Losses which Wilson may suffer, incur or pay by reason of (a) the breach by EyeCity.com or Subsidiary of any representation or warranty made by either of them in this Agreement or in any agreement, certificate or other document executed by EyeCity.com or Subsidiary and delivered to Wilson pursuant to the provisions of this Agreement; (b) the failure of EyeCity.com or Subsidiary to perform any agreement required by this Agreement or any agreement executed pursuant to the provisions of this Agreement; and (c) the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by EyeCity.com or Subsidiary of any representation or warranty made by either of them in this Agreement or in any agreement, certificate or other document delivered by or on behalf of EyeCity.com or Subsidiary to Wilson pursuant to the provisions of this Agreement or of any covenant made by EyeCity.com or Subsidiary herein or therein.

            Section 9.03 Indemnification Procedure. The Purchaser Parties, in the case of Section 9.01 hereof, and Wilson, in the case of Section 9.02 hereof (hereinafter, the applicable party or parties providing indemnity, the "Indemnifying Party" and the party or parties being indemnified, the "Indemnified Party") agree to give the Indemnifying Party prompt written notice of the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts referred to in clause (c) of Sections 9.01 and 9.02 hereof, as applicable. The Indemnifying Party shall be entitled, at his or its sole cost and expense, to participate in and to control the contest, defense, settlement or compromise of any claim if the Indemnifying Party shall agree in writing within 15 days after the receipt of notice of such claim that it is required, pursuant to this
Article IX, to indemnify the Indemnified Party for the full amount of such claim (the "Claim Acknowledgement Procedure"). If the Indemnifying Party shall assume the defense of a claim hereunder, the Indemnified Party shall be kept informed with respect to, and shall have the right to participate in, the contest, defense, settlement or compromise of any such claim. If the Indemnifying Party does not assume the defense of a claim within a reasonable time after notice thereof or, after assumption, does not thereafter diligently pursue such defense or does not comply with the Claim Acknowledgement Procedure, the Indemnified Party shall be entitled to defend, settle or compromise such matter for the account and at the expense of the Indemnifying Party. Notwithstanding the foregoing provisions of this Section 9.03, the Indemnified Party shall have the sole right to control the contest, defense, settlement or compromise of any claim if such claim is not a claim solely for monetary damages. Notwithstanding anything to the contrary set forth in this Article IX, no Indemnified Party shall be entitled to indemnification until the aggregate amount of Losses payable to such Indemnified Party (without giving effect to this limitation) exceeds $10,000; provided, that, if the aggregate amount of such Losses exceeds $10,000, indemnification shall be made to the full extent of any such Losses, including any such Losses that arose prior to the time that the aggregate of such Losses exceeded $10,000.

            Section 9.04 Knowledge of Parties. Notwithstanding the generality of Sections 9.01 and 9.02 hereof, conditions or circumstances that would otherwise constitute exceptions to any representations or warranties of EyeCity.com or Subsidiary, on the one hand, or Wilson or SunSource, on the other hand, but of which the other party has actual knowledge on the date hereof shall not cause any liability of such representing or warranting party under this Agreement.

            Section 9.05 Survival of Indemnifications. All indemnifications made by the parties to this Agreement pursuant to the terms hereof shall survive the Closing of the transactions hereby contemplated, and in the event the Closing does not occur, all such indemnifications shall survive the termination of this Agreement.

                                   Article X.

                                   TERMINATION

            (a) This Agreement may be terminated at any time prior to the Closing Date:

                  (i) by mutual consent of the parties;

                  (ii) by EyeCity.com and Subsidiary, if there has been a
            material violation or breach by Wilson or SunSource of any agreement, representation, warranty or condition contained in this Agreement and not cured to the reasonable satisfaction of EyeCity.com and Subsidiary prior to the Closing Date; or

                  (iii) by Wilson and SunSource, if there has been a material violation or breach by EyeCity.com or Subsidiary of any agreement, representation, warranty, or condition contained in this Agreement not cured to the reasonable satisfaction of Wilson and SunSource prior to the Closing Date.

            (b) This Agreement shall automatically terminate, without any action of any of the parties hereto, if the Closing has not been completed by June 30, 1999, unless this provision is expressly waived in writing by the parties hereto.


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

                                   Article XI.

                                  MISCELLANEOUS

            Section 11.01 Survival of Representations and Warranties. All statements, certifications, indemnification's, representations and warranties made hereby by the parties to this Agreement and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof shall, unless waived in writing and notwithstanding any examination by or on behalf of any party hereto and notwithstanding the consummation of the transactions hereby contemplated, survive the closing of the transactions hereby contemplated for a period of 24 months; provided, however, that the representations and warranties set forth in Section 3.19 and Section 3.20 shall survive the closing of the transactions hereby contemplated for a period of five years.

            Section 11.02 Merger Provision. All prior or contemporaneous agreements, contracts, promises, representations and statements, if any, among the parties hereto (including, without limitation, those included in any letter of intent entered into between the parties hereto) as to the subject matter hereof, other than the Confidentiality Agreement, are merged into this Agreement. This Agreement, together with the Confidentiality Agreement, all agreements, schedules, exhibits, documents and other instruments to be attached hereto or delivered herewith, sets forth the entire understanding between the parties, and there are no terms, conditions, representations, warranties or covenants other than those contained herein and in the Confidentiality Agreement and in such agreements, schedules, exhibits, documents and other instruments to be attached hereto or delivered herewith.

            Section 11.03 Amendment and Modification. No term or provision of this Agreement may be amended, released, discharged or modified in any respect except in a writing signed by the party to be charged and only to the extent therein set forth.

            Section 11.04 Waiver. (a) No waiver shall be deemed to be made by any of the parties to any of its rights hereunder unless such waiver shall be in a writing signed by the waiving party and only to the extent therein set forth.

            (b) No failure of any of the parties to exercise any power given such party hereunder or to insist upon strict compliance by any other party with its obligations hereunder and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the right of any party to demand precise compliance with the terms of this Agreement.

            Section 11.05 Notices. (a) All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed at the appropriate address below, (ii) three business days after the posting thereof by U.S. registered or certified first class mail, return receipt requested with postage and fees prepaid or (iii) one business day after deposit thereof for overnight delivery. Such notices, consents, demands or other communications shall be addressed respectively:

         As to Wilson:                      G. Robert Wilson
                                            1508 Seagull Drive
                                            Palm Harbor, Florida 34685
                                            Telephone: (___ )____ - ____

         with a copy to:                    Riden, Earle & Kiefner, P.A.
                                            Fourth Floor, North Tower
                                            100 Second Avenue South
                                            St. Petersberg, Florida  33701-4336
                                            Attn:  Michael Alden, Esq.
                                            Telephone: (727) 822-6000
                                            Telecopy: (727) 821-3721

         As to EyeCity.com
           or the Subsidiary:               EyeCity.com, Inc.
                                            One Fairchild Court
                                            Plainview, New York  11803
                                            Attn:  Mark H. Levin
                                            Telephone: (516) 349-1110
                                            Telecopy: (516) 349-9191

         with a copy to:                    Rosenman & Colin LLP
                                            575 Madison Avenue
                                            New York, New York  10022
                                            Attn:  Eric M. Lerner, Esq.
                                            Telephone: (212) 940-8800
                                            Telecopy: (212) 940-8776

or to any other address or telecopy number which such party may have subsequently communicated to the other parties in writing.

            (b) Except as otherwise provided in this Agreement, any notice, consent, demand or other communication given hereunder may be signed on behalf of a party by any duly authorized representative of that party.

            Section 11.06 Governing Law; Service of Process. This Agreement and any other agreement entered into in connection herewith except for the Promissory Note shall be governed by, and construed under and in accordance with, the laws of the State of New York applicable to contracts made and wholly to be performed therein by residents thereof, without giving effect to the conflict of laws principles thereof. All actions or proceedings seeking the interpretation and/or enforcement of this agreement, except actions or proceedings seeking the interpretation and/or enforcement of the Promissory Note, shall be brought only in the state or federal courts located in New York County, all parties hereby submitting themselves to the jurisdiction of such courts for such purpose. Any process in any action or proceeding commenced in the courts of the State of New York arising out of any claim, dispute or disagreement, other than claims, disputes or disagreements arising under the Promissory Note, may, among other methods, be served upon any party by delivering or mailing the same, via registered or certified mail, addressed to such party pursuant to Section 11.05 hereof. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of New York, New York County. With respect to the Promissory Note, all actions or proceedings seeking the interpretation and/or enforcement of said Promissory Note shall be brought only in the federal courts located in the Middle District of Florida, Tampa Division, if and to the extent such courts may exercise jurisdiction in respect of such matter, pursuant to 28 USCA 1332, provided that, in the event such courts do not have jurisdiction, such actions or proceedings shall be brought only in the state courts located in Pinellas County, Florida. All parties are hereby submitting themselves to the jurisdiction of such federal and/or state courts for such purposes. Any process in any action or proceeding involving the Promissory Note commenced in the federal courts located in the Middle District of Florida or the state courts located in Pinellas County, Florida may, among other methods, be served upon any party by delivering or mailing the same, via registered or certified mail, addressed to such party pursuant to Section 11.05 hereof. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of Florida.

            Section 11.07 Headings; Captions. The headings and captions appearing in this Agreement, are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

            Section 11.08 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held void or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

            Section 11.09 Publicity. Any communications and notices to third parties and all other publicity concerning the transactions contemplated by the Agreement (other than governmental or regulatory filings) shall be planned and coordinated by and among the parties. Unless required by applicable law, none of the parties shall disseminate or make public or cause to be disseminated or made public any information regarding the transactions contemplated hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld.

            Section 11.10 Cumulative Rights and Remedies. The rights and remedies provided for in this Agreement are cumulative and in addition to, and shall not restrict or limit, any other rights and remedies available at law or in equity.

            Section 11.11 Expenses. Each of the parties hereto shall bear its own expenses associated with the negotiation and execution of the Agreement and the consummation of the transactions contemplated hereby including, without limitation, legal and accounting fees and expenses.

            Section 11.12 Costs of Enforcement. The prevailing party in any proceeding brought to enforce any provision of the Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

            Section 11.13 Third Parties. Other than the parties hereto, no person shall have any rights under or to enforce any provision of this Agreement.

            Section 11.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties hereto other than by and among EyeCity.com and its subsidiaries.

            Section 11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                   EYECITY.COM, INC.

                                   By: /s/ Mark H. Levin
                                       --------------------------------
                                       Name: Mark H. Levin
                                       Title: President


                                   SUNGLASSSITE, INC.

                                   By: /s/ Mark H. Levin
                                       --------------------------------
                                       Name: Mark H. Levin
                                       Title: President


                                   SUNSOURCE TECHNOLOGY, INC.

                                   By: /s/ G. Robert Wilson
                                       --------------------------------
                                       Name: G. Robert Wilson
                                       Title: President

                                   /s/ G. Robert Wilson
                                   ------------------------------------
                                   G. ROBERT WILSON